UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2008

MERCURY GENERAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

California	001-12257	95-221-1612
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4484 Wilshire Boulevard

Los Angeles, California 90010

(Address of Principal Executive Offices)

(323) 937-1060

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 425 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Pursuant to the authority granted it under the Mercury General Corporation Senior Executive Incentive Bonus Plan approved by the Company’s Board of Directors on February 8, 2008 (the “Senior Plan”) to establish periodic bonus programs based on specified performance objectives, on March 19, 2008, the Compensation Committee of Mercury General Corporation (the “Company”) established the performance criteria set forth in the table below that will be used to determine bonuses payable under the Senior Plan. Specifically, the Compensation Committee determined that the bonuses (if any) payable to the covered executives under the Senior Plan will be based on the Company’s underwriting income(1) and the performance of all and a portion of the Company’s investment portfolio compared to a benchmark index.

Name and Position	Target Bonus under Senior Plan	Maximum Bonus under Senior Plan
George Joseph	0.6% of the Company’s underwriting income (1)	$5,000,000
Gabriel Tirador	0.5% of the Company’s underwriting income (1)	$5,000,000
Christopher Graves	(a) $2,011,000 if the after-tax investment yield on the Company’s investment portfolio for 2008 exceeds 3.4%; plus (b) 5% of the amount by which the total return of the Company’s equity investments managed by Mr. Graves (as determined by the Company’s Investment Committee) for 2008 outperforms the rate of return of the S&P 500 for 2008 (2)	$5,000,000

(1)	Underwriting Income is calculated as Earned Premiums less Losses and Loss Adjustment Expenses, Policy Acquisition Costs, and Other Operating Expenses derived from the Company’s consolidated financial statements prepared in accordance with United States generally accepted accounting principles.

(2)	The portion of the bonus determined in (a) is subject to reduction if the total return of the equity investments managed by Mr. Graves for 2008 is less than the rate of return of the S&P 500 for 2008. The portion of the bonus determined in (b) will be paid in three equal annual installments beginning in 2009 and will be subject to reduction if the performance of the equity investments managed by Mr. Graves during subsequent bonus years is less than the established performance criteria for such subsequent bonus years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 20, 2008	MERCURY GENERAL CORPORATION

	By:	/s/ THEODORE STALICK
	Name:	Theodore Stalick
	Its:	Chief Financial Officer